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                                                                 Exhibit 4.6

                       FIRST AMENDMENT TO CREDIT AGREEMENT

          THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is dated as of September 17, 1993, and is between BEST BUY CO., INC., a Minnesota corporation (the "Company"), FIRST BANK NATIONAL ASSOCIATION, a national banking association ("First Bank"), such other lenders as may hereafter become parties to the Credit Agreement, as hereinafter defined (First Bank and such other lenders being hereinafter sometimes referred to, collectively, as the "Banks"), and First Bank, as agent for the Banks (in such capacity, the "Agent").

          WITNESSETH THAT:

          WHEREAS, the Company, the Banks and the Agent are parties to a Credit Agreement dated as of September 1, 1993 (the "Credit Agreement"); and

          WHEREAS, the Company, the Banks and the Agent have agreed to amend the Credit Agreement as provided herein.

          NOW, THEREFORE, the parties hereto agree as follows:

          1. CERTAIN DEFINED TERMS. Each capitalized term used herein without being defined that is defined in the Credit Agreement shall have the meaning given to it in the Credit Agreement.

          2. AMENDMENTS TO CREDIT AGREEMENT. The Credit Agreement is amended as follows:

          (a) Section 1.01 is amended to delete clause (a) of the definition of "Borrowing Base" and substitute the following therefor:

               (a) 55% of the lower of: (i) cost (as determined on a first-in, first-out basis) of Eligible Inventory LESS the amount of Indebtedness of the Company secured by Liens on inventory and the amount accrued for losses due to missing inventory (shrink accrual) or (ii) market value of Eligible Inventory LESS the amount of Indebtedness of the Company secured by Liens on inventory and the amount accrued for losses due to missing inventory (shrink accrual); and

          (b) Section 1.01 is further amended to add the following definitions in the appropriate alphabetical order:

               "FEDERAL FUNDS RATE": for any date of determination, the effective rate charged to First Bank for overnight Federal funds transactions with member banks of the Federal Reserve System.

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               "REFERENCE RATE": the greater of (a) rate of interest from time to time publicly announced by First Bank as its "reference rate" and
          (b) the Federal Funds Rate plus 0.5%. First Bank may lend to its customers at rates that are at, above or below the Reference Rate. For purposes of determining any interest rate hereunder or under the Notes which is based on the Reference Rate, such interest rate shall change as and when the Reference Rate shall change.

               "REFERENCE RATE ADVANCE": an Advance with respect to which the interest rate is determined by reference to the Reference Rate.

          (c) Section 2.14 is amended by deleting "Bank Commitment Amounts" where it appears in clause (c) of the first sentence thereof and substituting "Base Commitment Amounts" therefor.

          (d) Section 2.15 is amended by deleting the second paragraph thereof and substituting the following therefor:

               Notwithstanding the foregoing, the Company may increase the Aggregate Designated Amount for any particular month during such month by requesting Loans pursuant to Section 2.02 that would cause Total Outstandings to exceed the Aggregate Available Amount, but not the Aggregate Commitment Amount. Each Bank shall make its Loan in its Pro Rata Share of the requested Loans in accordance with the provisions of Section 2.02 so long as all other terms of lending under this Agreement have been satisfied. In each such case the Company shall specify in its request to borrow the aggregate amount by which the requested Loans will cause the Total Outstandings to exceed the Aggregate Available Amount (and thus the amount by which the Aggregate Designated Amount shall be increased) for such month and the Agent shall include such information in the notification provided to each Bank pursuant to Section 2.02. The Company shall pay to the Agent, for the account of the Banks, for the period from and including the first calendar day of the month in which the requested Loans are made through the last calendar day thereof, a fee in an amount equal to one-half of one percent per annum of the aggregate amount by which such requested Loans will cause the Total Outstandings to exceed the Aggregate Available Amount (and thus the amount by which the Aggregate Designated Amount will be increased). Such fee shall be in lieu of the Commitment Fee under Section 2.17 otherwise applicable to such excess amount during such month and shall be payable quarterly in arrears on the last day of each

                                       -2-

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               calendar quarter and on the Termination Date.  The Designated
               Amount of each Bank shall be increased by its Pro Rata Share of the amount by which the Aggregate Designated Amount shall be increased pursuant to this Section.

          (e) Section 2.20 is amended by deleting "overnight Federal Funds rate" where it appears in the fifth sentence thereof and substituting "Federal Funds Rate" therefor.

          (f) Section 2.29 is deleted and the following is substituted therefor:

               Section 2.29 EXTENSION. In the event that on or before June 30, 1994 the Company requests the Banks to extend the Termination Date (subject to an earlier termination of the Commitments pursuant to either Section 2.14 or Section 6.02) to June 30, 1996, the Banks shall promptly consider such request, and each Bank may, in its sole discretion exercised in accordance with its normal credit review procedures, but subject to the following sentence, approve or deny such request. The Company shall not be required to pay an extension or origination fee to the Banks or the Agent as a condition precedent to the effectiveness of any such one year extension agreed to by the Banks unless the terms and conditions of the Agreement as so extended are substantially more favorable to the Company (e.g. an increase in the Aggregate Commitment Amount) than those contained herein. In the event any Bank does not agree to such extension, the Company may at any time thereafter, in its sole discretion, require the assignment of such Bank's rights and delegation of such Bank's obligations under the Loan Documents, pursuant to Section 8.05(b), to any other Bank or another assignee selected by the Company and acceptable to the Agent that is willing to agree to such extension.

          (g) Section 8.03 is amended by adding "and the Banks" after "Agent" where it appears in clause (c) thereof.

          (h) A new Schedule 1.01(a) is added to the Credit Agreement, in the form of Schedule 1.01(a) hereto.

          3. EFFECTIVENESS OF AMENDMENT. This Amendment shall be deemed effective as of the date first above written, but only upon delivery to the Agent of this Amendment duly executed by the parties hereto.

          4. ACKNOWLEDGEMENT. The Banks and the Company each acknowledge that, as amended hereby, the Credit Agreement, as amended by this Amendment, remains in full force and effect with respect to the Company, the

                                       -3-

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Banks and the Agent.  The Company confirms and acknowledges that it will continue to comply with the covenants set out in the Credit Agreement, as amended hereby, and that its representations and warranties set out in the Credit Agreement, as amended hereby, are true and correct as of the date of this Amendment. The Company further represents and warrants that (i) the execution, delivery and performance of this Amendment by the Company is within its corporate powers and has been duly authorized by all necessary corporate action,
(ii) this Amendment has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to limitations as to enforceability which might result from bankruptcy, insolvency or other similar laws affecting creditors' rights generally) and (iii) after giving effect to this Amendment, no Events of Default or events which, with the giving of notice or passage of time, would be an Event of Default, exist under the Credit Agreement.

          5. COUNTERPARTS. This Amendment may be signed by the parties hereto on different counterparts with the same effect as if the signatures hereto were on the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Credit Agreement to be executed as of the day and year first above written.

                                        BEST BUY CO., INC.

                                        By /s/ Robert C. Fox
                                          --------------------------------------
                                          Its V.P. - Controller
                                             -----------------------------------

                                        FIRST BANK NATIONAL ASSOCIATION

                                        By /s/John Gatzlaff
                                          --------------------------------------
                                          Its V.P.
                                             -----------------------------------

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                                                            SCHEDULE 1.01(a)

                  LIST OF COMPANY'S CURRENT PRODUCT CATEGORIES

Home Components
Car Stereo
Headphones
Home Systems
Radar Detectors
C.B. Radios
Keyboards
Televisions
VCRs
Video Cameras
Camcorders
Phones
Tapes
Calculators
Boomboxes
Personal Portables
Copiers
Batteries
Video Games
Typewriters
Computers, Peripherals, and Printers
Small Electronics
Major Appliances
Microwaves
Seasonal
Vacuums
Appliance Accessories
Compact Refrigerators
Housewares
Photo Equipment
Photo Film
Photo Accessories
Watches
Premiums
Video Tapes
Compact Discs
Pre-recorded Cassettes and Videos
Accessories
Furniture
Recoton
Software Storage
Cellular Telephones
Computer Software
Laser Discs
Facsimile Machines